Exhibit 99.1

American Campus Communities Inc. Reports Second Quarter 2005 Financial
                                Results

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 10, 2005--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter ending June 30, 2005.

    Highlights

    -- Quarterly FFOM of $0.30 per fully diluted share, including a $0.03 per share non-recurring severance charge.

    -- Increase in net operating income ("NOI") for same store owned off-campus properties of 14.1 percent over second quarter
        2004.

    -- Priced 4.6 million share common stock offering, including full exercise of overallotment, for estimated net proceeds of $96.0 million, which closed subsequent to the end of the quarter.

    -- Purchased land and received development approvals for a 704-bed owned off-campus community serving students attending Texas A&M University.

    -- Awarded two third-party development projects on the campuses of the University of New Orleans and Blinn College.

    -- Pre-leased the owned off-campus development at SUNY Buffalo to 100 percent for the upcoming 2005-2006 academic year.

    -- Continued the strong pre-leasing of the company's owned off-campus portfolio for the 2005-2006 academic year achieving 90 percent occupancy as of June 30, 2005 and 98 percent occupancy as of August 5, 2005.

    2005 Operating Results

    Revenue for the 2005 second quarter totaled $20.0 million, up 45 percent from $13.8 million in the 2004 second quarter. Net loss for the quarter totaled $1.8 million, or $0.14 per fully diluted share. This net loss was attributable primarily to the amortization of intangible assets recorded in relation to acquisitions made in the first quarter 2005, the expiration of nine-month leases at the on-campus participating properties during the quarter, and a non-recurring severance charge. FFO for the quarter totaled $2.5 million, or $0.20 per fully diluted share. FFOM totaled $3.9 million, or $0.30 per fully diluted share. A reconciliation of FFO and FFOM to net income (loss) is shown on Table 3.
    NOI for same store owned off-campus properties was $4.5 million in the quarter, up 14.1 percent from $4.0 million in the 2004 second quarter. NOI for the total owned off-campus property portfolio increased 104 percent, to $8.1 million from $4.0 million in the comparable period of 2004, primarily due to the impact of acquired properties and the increase in same store NOI. For purposes of calculating NOI for our property portfolio, the company defines NOI as property revenues less property operating expenses, excluding depreciation.
    For the six months ended June 30, 2005, revenues totaled $39.5 million, up 36 percent from $29.2 million in 2004. Net income for the year-to-date period totaled $6.4 million, or $0.51 per fully diluted share. FFO for the year-to-date period totaled $8.3 million, or $0.65 per fully diluted share, and FFOM totaled $8.1 million, or $0.64 per fully diluted share. A reconciliation of FFO and FFOM to net income
(loss) is shown on Table 3.
    "We are pleased to report another quarter of solid performance, including our strong pre-leasing activity for the upcoming academic year and a third consecutive period of double-digit same store NOI growth compared to the prior year," commented Bill Bayless, CEO and president of American Campus Communities. "We have also made substantial gains in our third-party development services pipeline, and feel confident that we will continue to be recognized as a leader in this segment of our business."

    Subsequent to the Quarter End

    The company commenced construction of Callaway Villas, a 704-bed luxury student community servicing students attending Texas A&M University. This project is located just one block from campus, featuring differentiated town home unit plans and is scheduled for completion in August 2006, with occupancy expected to occur in conjunction with the beginning of the 2006-2007 academic year.
    The company continued development activity on the Village at Newark, an approximately 812-bed project in Newark, New Jersey, entering into a ground lease agreement for the two-acre development site and executing a joint venture agreement with Titan Investments. This project is located across the street from the New Jersey Institute of Technology, two blocks from Rutgers University and within walking distance of Essex County Community College. Site demolition has been completed with construction scheduled to commence this fall. The community is scheduled to open for occupancy in August of 2007, with the potential for partial occupancy in August of 2006 or January of 2007, dependent upon construction progress.
    The company also began pre-development and design services for third-party development awards on the campuses of the University of New Orleans and Blinn College. In addition, the company was awarded, and is in negotiations related to a third-party development project on the campus of the University of Hawaii. The Blinn College and University of Hawaii development projects also have the potential for the company to provide third-party management services.
    In addition, American Campus Communities has been awarded and commenced third-party pre-development services and initial operations management for The Inn at Auraria in Denver, Colorado, where occupancy is scheduled for fall 2006. The company will subsequently manage the completed community. Furthermore, the company has been awarded or engaged to provide pre-development, design, and construction administration services on two additional projects with the West Virginia University System.

    Capital Markets Activity

    During the quarter, the company announced the pricing of a common stock offering, which increased in size due to investor demand. Subsequent to the quarter end, the company closed on the 4.6 million-share offering, including a full exercise of the underwriters' overallotment, for estimated net proceeds of $96.0 million. Approximately $50.2 million of the proceeds was used to pay off the company's balance on its revolving credit facility. The remainder of the proceeds will be used to fund the acquisition and development of student housing properties and general corporate purposes. This offering will be reflected in the company's financial statements for the third quarter 2005.
    As previously announced, the company amended its existing $75 million secured revolving credit facility maturing in August 2007. The $100 million amended facility is now unsecured, at a lower interest cost, and contains more favorable financial covenants.

    2005 Outlook

    Based on the judgment and current expectations of the management team, the company is adjusting its previously stated guidance resulting from the consummation of the July 5, 2005 4.6 million-share common stock offering. The company expects that for the full-year 2005 net income will range from $0.56 to $0.60 per fully diluted share, FFO will range from $1.24 to $1.30 per fully diluted share, and FFOM will range from $1.15 to $1.23 per fully diluted share.
    Diluted average common shares utilized in the company's original 2005 guidance were 12.7 million shares, while the revised guidance utilizes 15.1 million shares as a result of the timing of the common stock offering. The impact of the issuance of the additional shares and revised guidance is illustrated below (dollars in thousands):

                                      Low                 High
                              -------------------  -------------------
                               Dollars  Per Share   Dollars  Per Share
                              --------- ---------  --------- ---------

Original 2005 FFOM guidance    $16,800     $1.32    $18,150     $1.42
                              ========= =========  ========= =========

Revised 2005 FFOM guidance     $17,400     $1.15    $18,600     $1.23
                              ========= =========  ========= =========

    The financial results for the year ended December 31, 2005 may be affected by: national and regional economic trends and events; the timing of acquisitions; the re-leasing of our properties; interest rate risk; the timing and completion of owned development projects; the ability and the timing of the company to be awarded and commence construction of third-party development projects; the amount of income recognized by the taxable REIT subsidiary and any corresponding income tax expense. A reconciliation of expected 2005 FFO and FFOM to net income is shown on Table 4.

    Supplemental Information and Earnings Conference Call

    Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities Web site, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss second quarter results and the 2005 outlook on Thursday, August 11, 2005 at 11:00 a.m. EDT (10:00 a.m.
CDT). To participate by telephone, call 800-289-0572 at least five minutes prior to the call.
    To listen to the live broadcast, go to
www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the Web site. A replay of the conference call will be available beginning two hours after the end of the call until August 18, 2005 by dialing 888-203-1112 or 719-457-0820 pass code 8772949. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com.

    Non-GAAP Financial Measures

    As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
    As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

    About American Campus Communities

    American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 25 student housing communities containing approximately 16,300 beds. Including its owned properties, the company provides management and leasing services at a total of 44 properties with more than 27,600 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

    Forward-Looking Statements

    This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.
    Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                Table 1
          American Campus Communities Inc. and Subsidiaries
                      Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)


                                           June 30, 2005 Dec. 31, 2004
                                           ------------- -------------
Assets                                      (unaudited)

Investments in real estate:
  Owned off-campus properties, net             $397,419      $272,450
  On-campus participating properties, net        77,317        68,064
                                           ------------- -------------
Investments in real estate, net                 474,736       340,514

Cash and cash equivalents                         3,864         4,050
Restricted cash and short-term investments       13,479         9,816
Student contracts receivable, net                 1,059         2,164
Other assets                                     14,118        11,084
                                           ------------- -------------

Total assets                                   $507,256      $367,628
                                           ============= =============


Liabilities and stockholders' equity

Liabilities:
  Secured debt                                 $287,161      $201,014
  Unsecured revolving credit facility            50,225            --
  Accounts payable and accrued expenses           7,872         5,443
  Other liabilities                              25,938        20,294
                                           ------------- -------------

Total liabilities                               371,196       226,751

Minority interests                                2,580         2,648

Stockholders' equity:
  Common stock, $0.01 par value,
   800,000,000 shares authorized,
   12,615,000 shares issued and
   outstanding                                      126           126
  Additional paid in capital                    133,559       136,259
  Accumulated earnings and dividends               (355)        1,802
  Accumulated other comprehensive income            150            42
                                           ------------- -------------
Total stockholders' equity                      133,480       138,229
                                           ------------- -------------

Total liabilities and stockholders' equity     $507,256      $367,628
                                           ============= =============


                                Table 2
           American Campus Communities Inc. and Subsidiaries
                    and American Campus Predecessor
           Consolidated & Combined Statements of Operations
  (unaudited, dollars in thousands, except share and per share data)


                             Three Months            Six Months
                             Ended June 30,         Ended June 30,
                         ---------------------- ----------------------
                            2005        2004       2005        2004
                         ----------- ---------- ----------- ----------
Revenues:
  Owned off-campus
   properties               $14,764     $7,726     $27,253    $15,715
  On-campus
   participating
   properties                 3,133      3,202       8,626      8,495
  Third-party
   development services       1,332      2,503       1,977      4,201
  Third-party management
   services                     562        400       1,272        772
  Resident services             216         --         420         --
                         ----------- ---------- ----------- ----------
Total revenues               20,007     13,831      39,548     29,183

Operating expenses:
  Owned off-campus
   properties                 6,873      3,744      12,009      7,203
  On-campus
   participating
   properties                 1,986      2,041       3,861      3,841
  Third-party
   development and
   management services        1,573      1,527       3,037      2,791
  General and
   administrative             1,925        555       3,289      1,008
  Depreciation and
   amortization               4,450      2,272       7,874      4,531
  Ground/facility leases        240        221         452        362
                         ----------- ---------- ----------- ----------
Total operating expenses     17,047     10,360      30,522     19,736
                         ----------- ---------- ----------- ----------

Operating income              2,960      3,471       9,026      9,447

Non-operating income and
 (expenses):
  Interest income                44         12         102         25
  Interest expense           (4,634)    (4,189)     (8,442)    (8,470)
  Amortization of
   deferred financing
   costs                       (276)      (144)       (522)      (288)
  Other non-operating
   income                        --         --         430         --
                         ----------- ---------- ----------- ----------
Total non-operating
 expenses                    (4,866)    (4,321)     (8,432)    (8,733)
                         ----------- ---------- ----------- ----------

(Loss) income before
 income tax benefit,
 minority interests, and
 discontinued operations     (1,906)      (850)        594        714
Income tax benefit              102         --          --         --
Minority interests               12         23         (75)        44
                         ----------- ---------- ----------- ----------
(Loss) income from
 continuing operations       (1,792)      (827)        519        758

Discontinued operations:
  Loss attributable to
   discontinued
   operations                    --       (135)         (2)      (190)
  (Loss) gain from
   disposition of real
   estate                        --        (39)      5,883        (39)
                         ----------- ---------- ----------- ----------
    Total discontinued
     operations                  --       (174)      5,881       (229)
                         ----------- ---------- ----------- ----------

Net (loss) income           $(1,792)   $(1,001)     $6,400       $529
                         =========== ========== =========== ==========

(Loss) income per share
 -- basic and diluted        $(0.14)                 $0.51
                         ===========            ===========

Weighted average common
 shares outstanding:
  Basic                  12,626,118             12,624,142
                         ===========            ===========
  Diluted                12,747,118             12,785,413
                         ===========            ===========


                                Table 3
           American Campus Communities Inc. and Subsidiaries
                    and American Campus Predecessor
                      Calculation of FFO and FFOM
  (unaudited, dollars in thousands, except share and per share data)


                             Three Months            Six Months
                             Ended June 30,         Ended June 30,
                         ---------------------- ----------------------
                            2005        2004       2005        2004
                         ----------- ---------- ----------- ----------
Net (loss) income           $(1,792)   $(1,001)     $6,400       $529
Minority interests              (12)       (23)         75        (44)
Loss from disposition of
 real estate                     --         39      (5,883)        39
Real estate-related
 depreciation and
 amortization                 4,344      2,288       7,670      4,565
                         ----------- ---------- ----------- ----------

Funds from operations
 ("FFO")                      2,540      1,303       8,262      5,089

Elimination of
 operations from
 on-campus participating
 properties:
  Net loss (income) from
   on-campus participating
   properties                 1,241      1,227         (69)       (58)
  Amortization of
   investment in
   on-campus participating
   properties                  (883)      (856)     (1,762)    (1,710)
                         ----------- ---------- ----------- ----------
                              2,898      1,674       6,431      3,321

Modifications to reflect
 operational performance
 of on-campus participating
 properties:
  Our share of net cash
   flow(a)                      240        221         452        396
  Management fees               158        155         421        428
  On-campus participating
   properties
   development fees(b)          585         --         815         --
                         ----------- ---------- ----------- ----------
  Impact of on-campus
   participating
   properties                   983        376       1,688        824
                         ----------- ---------- ----------- ----------
Funds from Operations
 -- modified for
 operational performance
 of on-campus
 participating
 properties ("FFOM")         $3,881     $2,050      $8,119     $4,145
                         =========== ========== =========== ==========

FFO per share -- basic
 and diluted                  $0.20                  $0.65
                         ===========            ===========

FFOM per share
  Basic                       $0.31                  $0.64
                         ===========            ===========
  Diluted                     $0.30                  $0.64
                         ===========            ===========

Weighted average common
 shares outstanding:
  Basic                  12,626,118             12,624,142
                         ===========            ===========
  Diluted                12,747,118             12,785,413
                         ===========            ===========


(a) 50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(b) Development and construction management fees related to the Cullen Oaks Phase II on-campus participating property, which is currently under development with a scheduled completion date of August 2005.


                                Table 4
           American Campus Communities Inc. and Subsidiaries
                             2005 Outlook
  (unaudited, dollars in thousands, except share and per share data)
                        Revised 2005 Outlook(a)


                                                       Low      High
                                                     -------- --------
Net income                                            $8,450   $9,000
Minority interests                                        80       90
Gain on disposition of real estate                    (5,800)  (5,900)
Depreciation and amortization                         14,920   15,210
Amortization of acquired intangible assets             1,100    1,200
                                                     -------- --------
  Funds from operations ("FFO")                       18,750   19,600

Elimination of operations from on-campus
 participating properties                             (4,000)  (3,900)

Modifications to reflect operational performance of
 on-campus participating properties                    2,650    2,900
                                                     -------- --------
Funds from operations - modified for operational
 performance of on-campus participating properties
 ("FFOM")                                            $17,400  $18,600
                                                     ======== ========

Weighted average common shares outstanding --
 diluted                                              15,075   15,075
                                                     ======== ========

Net income per average common share -- diluted         $0.56    $0.60
                                                     ======== ========

FFO per average common share -- diluted                $1.24    $1.30
                                                     ======== ========

FFOM per average common share -- diluted               $1.15    $1.23
                                                     ======== ========


(a) Assumes that (1) the company will complete $0 to $30 million of off-campus property acquisitions during the fourth quarter of 2005, (2) University Village at Sweet Home and Cullen Oaks Phase II developments being placed into service on schedule, (3) the company will generate third-party development and management revenues from $7.5 million to $8.5 million, (4) the 2005-2006 academic year lease-up is based upon current pre-leasing and rental rate trends, and (5) the cost of Sarbanes-Oxley compliance at 2005 year-end will be approximately $0.5 million.

    CONTACT: American Campus Communities Inc., Austin
             Brian Nickel, 512-732-1000
              or
             Financial Relations Board
             Georganne Palffy, 312-640-6768